Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-184785, 333-179099, 333-133858, 333-40369, 333-115052, 333-65219 and 333-159093) and Form S-8 (Nos. 333-80575, 333-179097, 33-53030, 33-86910, 333-08623, 333-34163, 333-63374, 333-106754, 333-159094, 333-196746 and 333-237035) of Research Frontiers Incorporated of our reports dated March 12, 2020, relating to the consolidated financial statements and schedule of Research Frontiers Incorporated as of December 31, 2019 and the year then ended, and the effectiveness of internal control over financial reporting of Research Frontiers Incorporated as of December 31, 2019 included in this Annual Report on Form 10-K of Research Frontiers Incorporated for the year ended December 31, 2019.

/s/ CohnReznick LLP

March 12, 2020
Jericho, New York